Exhibit 99.1

BGC Partners Reports Third Quarter 2013 Financial Results

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – October 31, 2013 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial and real estate markets, today reported its financial results for the quarter ended September 30, 2013.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	3Q13	3Q12	Change (%)
Revenues for distributable earnings[1]	$414.4	$445.7	(7.0)
Pre-tax distributable earnings[2]	37.4	46.7	(20.0)
Post-tax distributable earnings	31.0	38.6	(19.5)
Adjusted EBITDA[3]	78.7	63.7	23.6
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	433.3	440.3	(1.6)
GAAP income from operations before income taxes	42.7	3.6	1,081.1
GAAP net income for fully diluted shares	40.6	(0.5)	NMF

Per Share Results	3Q13	3Q12	Change (%)
Pre-tax distributable earnings per share	$0.12	$0.16	(25.0)
Post-tax distributable earnings per share	0.10	0.13	(23.1)
GAAP net income per fully diluted share	0.11	0.00	NMF

Management Comments

“Newmark Grubb Knight Frank4 continued to show strong growth and generated almost 36 percent of BGC’s distributable earnings revenues in the quarter,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our core Real Estate Services brokerage revenues grew by approximately 10 percent year-on-year. NGKF has completed the integration of Grubb & Ellis, while continuing to build its brand by accretively acquiring great businesses, hiring top talent around the country, and winning large Global Corporate Services assignments. This will significantly expand the earnings margins for the segment. We expect pre-tax distributable earnings in Real Estate Services to approximately double in the fourth quarter on continuing solid revenue growth. There are a number of ways we can deploy capital in this business through both accretive acquisitions and profitable hiring, and we remain confident in our ability to generate continued strong growth in 2014.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	Used interchangeably throughout this document with “pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes.”
[3]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[4]	“Newmark Grubb Knight Frank” is synonymous in this release with “NGKF” or “Real Estate Services.”

“As a result of our recent NASDAQ OMX transaction,5 this is the first quarter in which we do not have the earnings or revenues from eSpeed. However, we expect to receive approximately $532 million in NASDAQ OMX stock ratably over the next 15 years. Furthermore, our cash position6 is approximately $827 million as a result of the cash we received as part of the sale, less funds used to pay related taxes and distributions as well as cash used with respect to reducing our fully diluted share count by 33.2 million. We anticipate using our remaining cash proceeds to repay debt, make accretive acquisitions and invest in organic growth in both Real Estate Services and Financial Services, and/or repurchase additional units or common shares. We also expect to maintain our regular common dividend for the foreseeable future.

“Our board declared a 12 cent dividend for the third quarter, which translates into a 9.0 percent annualized yield at our current stock price. We remain confident in the long-term stability of our dividend,” Mr. Lutnick concluded.

Shaun D. Lynn, President of BGC, said: “Our Financial Services business faced challenging market conditions during the quarter. Most of our large bank customers reported double digit declines in their revenues from fixed income, currency, and commodity trading. They attributed their results to a number of cyclical factors, including the Federal Reserve maintaining its Quantitative Easing policy, the recent budget impasse in Washington, and structural issues such as the higher bank capital requirements under Basel III. Consequently, volatility in Rates, Foreign Exchange, and Equities all declined from their recent highs in June, and were at or below historical averages. This contributed to lower over-the-counter trading volumes across most asset classes. Given this backdrop, and excluding eSpeed, our overall Financial Services segment revenues declined by 4.7 percent.

“Despite these challenges, we continued to invest in our retained fully electronic business during the quarter, and again we saw solid performance from certain e-brokered products. Our fully electronic Foreign Exchange notional volumes increased by over 36 percent year-over-year, and excluding eSpeed, our fully electronic Rates revenues increased by over 16 percent. Over time, we believe that continuing to convert a significant portion of our pipeline of approximately $1 billion per year in voice and hybrid financial brokerage revenues into higher margin fully electronic trading will lead to strong earnings growth.

“On October 2, 2013, BGC Derivative Markets, LP began operating our Swap Execution Facility (“SEF”). Mandatory Dodd-Frank compliant execution by Swap Dealers and Major Swap Participants is not scheduled to commence until the first quarter of 2014, and therefore SEF volumes to date are not indicative of the overall industry results or outlook.

[5]	On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX Group, Inc. For the purposes of this document, the assets sold are referred to as “eSpeed.”
[6]	See the “Consolidated Balance Sheet” section of this release.

“In addition, BGC maintains its ownership stake in ELX, a CFTC-approved designated contract market (“DCM”) which also includes several of the world’s largest banks as equity holders. ELX has been actively planning for the launch of Dodd-Frank compliant swap and swap-futures trading.”

Mr. Lynn concluded: “Our ongoing efforts to lower expenses in our Financial Services segment and corporate areas resulted in reduced headcount compared with a year earlier while also lowering non-compensation expenses on a distributable earnings basis in both absolute terms and as a percentage of revenues. We remain on target to reduce overall expenses by at least $50 million on an annualized basis by the end of 2013 as compared with the second half of 2012 run-rate. We also expect to reduce costs by another approximately $50 million annualized and thus improve profitability in the Financial Services segment during 2014.”

Unless otherwise stated, all results provided in this document compare the third quarter of 2013 with the third quarter of 2012. Certain numbers in the tables throughout this document may not add up due to rounding.

Dividend Declaration and Repurchase Authorization

On October 29, 2013, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on December 2, 2013 to Class A and Class B common stockholders of record as of November 18, 2013. The ex-dividend date will be November 14, 2013.

Third Quarter Consolidated Revenues

Highlights of Consolidated Revenues ($ millions)	3Q13	3Q12	Change (%)
Brokerage revenues for distributable earnings	$353.3	$384.1	(8.0)
Total distributable earnings revenues	414.4	445.7	(7.0)
GAAP brokerage revenues	351.1	379.3	(7.4)
GAAP total revenues	433.3	440.3	(1.6)

The year-over-year revenue change was driven largely by growth in brokerage revenues from Real Estate and Equities and Other Asset Classes. This was offset largely by the eSpeed sale, which drove a decline in Rates, Market Data and Software revenues, and by declines in revenues from Credit and Foreign Exchange.

Third Quarter Financial Services Segment Results7

The $31.9 million of revenue associated with BGC’s expected receipt of 992,247 shares of NASDAQ OMX stock was recorded in GAAP revenue as “other revenues” in the Financial Services segment during the quarter, and was based on the September 30 closing price for NASDAQ OMX. BGC expects to receive the same amount of shares in each of the next 14 years. Should certain acceleration events occur, including NASDAQ OMX undergoing a change of control, whatever remains of the share earn-out will be paid immediately at that time. As of the most recent closing price, the value of these expected 14.9 million NASDAQ OMX shares is approximately $532 million.

[7]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

To make comparisons more meaningful, only 25 percent of this annual share earn-out was included in the calculation of distributable earnings for this quarter as “other revenue”, and an equal amount will be recorded in each of the next three quarters. The dollar amount included in both GAAP and distributable earnings in future periods may be adjusted to reflect any potential hedging and/or mark-to-market movements.

There was no difference in brokerage revenues under GAAP and distributable earnings for the segment. This was the first quarter in which the Company did not have revenues or earnings from eSpeed. Excluding revenues from eSpeed, overall segment revenues declined by 4.7 percent.

Financial Services Segment Revenues ($ millions)	3Q13	3Q12	Change
eSpeed brokerage	$0.00	$14.9	(100)%
Rates excluding eSpeed	109.1	116.4	(6.3)%

Total Rates	109.1	131.4	(16.9)%
Credit	54.4	67.9	(19.9)%
Foreign Exchange	47.4	48.9	(3.1)%
Equities and Other Asset Classes	34.9	34.5	0.9%
Market data, software solutions, interest and other for distributable earnings	10.9	9.9	11.0%

Total revenues for distributable earnings	256.7	292.6	(12.3)%
GAAP market data, software solutions, interest and other	34.8	9.9	253.6%

GAAP total revenues	280.6	292.6	(4.1)%
Pre-tax distributable earnings	29.7	44.2	(32.9)%
Pre-tax distributable earnings as a percent of revenues	11.6%	15.1%
GAAP income from operations before taxes	53.6	44.2	21.1%
GAAP income from operations before taxes as a percent of revenues	19.1%	15.1%

The Company’s technology-based revenues in the segment are detailed below. The table breaks out revenues generated by the assets sold to NASDAQ OMX and revenues generated by businesses that are still part of BGC (“retained”). The Company expects to disclose technology-based revenues in this manner until the first anniversary of the eSpeed transaction has passed in the third quarter of 2014.

Technology-Based Revenues in Financial Services Segment
($ millions)	3Q13	3Q12	YOY Change
eSpeed revenues related to fully electronic trading[8]	$0.0	$17.7	(100.0)%
eSpeed market data and software solutions	0.0	5.4	(100.0)%

Total eSpeed technology-based revenues	0.0	23.1	(100.0)%
BGC retained fully electronic trading businesses	16.2	18.1	(10.4)%
BGC retained market data and software solutions	1.6	1.2	31.2%

Total retained technology-based revenues	17.8	19.3	(7.7)%

The change in retained technology-based revenues was driven by a 16.4 percent increase in

[8]

This includes both fully electronic brokerage and certain associated fees from related parties recorded in the segment. Additional eSpeed fees from related parties were classified as “Corporate” revenues.

retained fully electronic Rates revenues offset mainly by a decline from Credit products. Excluding eSpeed, revenues from BGC’s higher margin technology-based products was 6.9 percent of the segment’s revenues compared with 7.2 percent. Including eSpeed, this ratio was 14.5 percent a year earlier.

Third Quarter Real Estate Services Segment Results

On April 13, 2012, BGC purchased certain assets of Grubb & Ellis. Because of this, NGKF collected $21.7 million during full year 2012 not related to the Company’s ongoing Real Estate Services business, of which $5.2 million was recognized as distributable earnings revenue in the third quarter of 2012. $1.3 million of these non-core Grubb & Ellis revenues were recognized as distributable earnings revenue in the third quarter of 2013. These revenues were primarily associated with the collection of receivables related to deals initiated by Grubb & Ellis brokers who left that company prior to the acquisition. As a result, NGKF’s distributable earnings revenues were higher than they otherwise would have been in the third quarters of 2012 and 2013.

The below tables summarizes NGKF’s distributable earnings results, including and excluding the items detailed above, as well as its GAAP results.

Real Estate Services Segment Revenues for Distributable Earnings Excluding Non-core Purchased Assets
($ millions)	3Q13	3Q12	Change
Brokerage revenues for distributable earnings excluding non-core purchased assets	$106.2	$96.1	10.5%
Management services and other revenues for distributable earnings	40.5	$39.7	2.0%

Total revenues for distributable earnings excluding non-core purchased assets	146.8	135.9	8.0%
Pre-tax distributable earnings excluding non-core purchased assets	14.8	13.5	9.9%
Pre-tax distributable earnings excluding non-core purchased assets as a percent of revenues	10.1%	9.9%

Real Estate Services Segment Revenues for Distributable Earnings
($ millions)	3Q13	3Q12	Change
Brokerage revenues for distributable earnings	$107.5	$101.3	6.1%
Management services and other revenues for distributable earnings	40.5	39.7	2.0%

Total revenues for distributable earnings	148.1	141.1	5.0%
Pre-tax distributable earnings	15.5	16.1	(3.8)%
Pre-tax distributable earnings as a percent of revenues	10.5%	11.4%

GAAP Real Estate Services Segment Revenues
($ millions)	3Q13	3Q12	Change
GAAP brokerage revenues	105.3	$96.6	9.1%
GAAP management services and other revenues	40.5	39.7	2.0%

Total GAAP revenues	145.8	136.3	7.0%
GAAP income from operations before taxes	13.6	9.8	38.6%
GAAP income from operations before taxes as a percent of revenues	9.3%	7.2%

Third Quarter Consolidated Expenses

Consolidated Expenses ($ millions)	3Q13	3Q12	Change
Compensation and employee benefits for distributable earnings	$257.0	$266.7	(3.6)%
Non-compensation expenses for distributable earnings	120.0	132.2	(9.3)%

Total expenses for distributable earnings	377.0	398.9	(5.5)%
Compensation and employee benefits under GAAP[9]	264.0	288.7	(8.5)%
Non-compensation expenses under GAAP	121.7	148.0	(17.8)%

Total expenses under GAAP	390.7	436.7	(10.5)%
Non-compensation as a percent of total distributable earnings revenues	29.0%	29.7%
Non-compensation as a percent of total GAAP revenues	28.1%	33.6%
Compensation as a percent of total distributable earnings revenues	62.0%	59.8%
Compensation as a percent of total GAAP revenues	60.9%	65.6%

The decrease in expenses was due in part to the Company’s ongoing expense reduction program. BGC’s effective tax rate for distributable earnings was unchanged at 14.5 percent.

Third Quarter Consolidated Income

Consolidated Income ($ millions except per share data)	3Q13	3Q12	Change (%)
Pre-tax distributable earnings	$37.4	$46.7	(20.0)
Post-tax distributable earnings	31.0	38.6	(19.5)
GAAP income from operations before income taxes	42.7	3.6	1,081.1
GAAP net income for fully diluted shares	40.6	(0.5)	NMF
Post-tax distributable earnings per fully diluted share	0.10	0.13	(23.1)
GAAP net income per fully diluted share	0.11	0.00	NMF

BGC had a fully diluted weighted-average share count of 355.2 million in the third quarter of 2013 for both GAAP and distributable earnings. This compares with 325.7 million for distributable earnings and 146.7 million for GAAP a year earlier. The GAAP share count was lower a year earlier because it excluded share equivalents including partnership units and the Convertible Senior Notes in order to avoid anti-dilution.10 The year-over-year increase in share count for distributable earnings was due in part to issuances related to the Frederick Ross, Ginalfi, Smith Mack, Newmark, and Grubb & Ellis acquisitions as well as equity-related employee compensation. This was partially offset by the net 32.2 million fully diluted share count reduction that occurred in the second quarter of 2013 as a result of the large unit redemption and restricted share issuance as well as the repurchase or redemption of another net 1.0 million shares and units during the third quarter of 2013. As of September 30, 2013, the Company’s fully diluted share count was 356.4 million, assuming conversion of the Convertible Senior Notes.11

[9]	This is before allocations of net income to limited partnership units and founding/working partner units.
[10]	The third quarter of 2013 earnings per share calculations for both GAAP and distributable include 39.9 million weighted-average shares related to BGC’s Convertible Senior Notes but exclude the associated interest expense of $5.3 million, net of tax, for distributable earnings or $4.7 million for GAAP in order to avoid anti-dilution. For the third quarter of 2012, the distributable earnings per share calculation includes 39.4 million shares related to the Convertible Senior Notes but excludes the $5.3 million, net of tax, in associated interest expense. BGC’s GAAP earnings per share calculation for the third quarter of 2012 excludes the weighted-average shares related to the Convertible Senior Notes and includes the related interest expense, net of tax, because their inclusion would be anti-dilutive.
[11]	As of September 30, 2013, this figure includes 39.9 million shares related to the Senior Convertible Notes.

Front Office Statistics

Revenue-generating Headcount Data (period end)	3Q13	3Q12	Change
Financial Services front office headcount	1,545	1,735	(11.0)%
Real Estate Services front office headcount	887	840	5.6%

Total	2,432	2,575	(5.6)%
Financial Services average distributable earnings revenue per broker/salesperson	$158,000	$168,000	(6.0)%
Real Estate Services average distributable earnings revenue per broker/salesperson	120,000	120,000	0.0%

Total company average distributable earnings revenue per broker/salesperson	$144,000	$152,000	(5.3)%

Excluding eSpeed revenues and headcount and the revenues related to the non-core Grubb & Ellis purchased assets, BGC’s broker productivity changed as follows: revenue per broker/salesperson was up by approximately 1 percent year-over-year in Financial Services, and up by over 4 percent in Real Estate Services, while overall revenue per broker/salesperson increased by approximately 1 percent.

The Financial Services calculation includes revenues from “total brokerage revenues,” “market data,” “software solutions,” and the portion of “fees from related parties” related to fully electronic trading. The Financial Services calculation in the above table also includes 18 eSpeed salespeople and $23.1 million in associated revenues for the third quarter of 2012. The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other”. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the quarter.

Consolidated Balance Sheet

As of September 30, 2013, the Company’s cash position, which it defines as “cash and cash equivalents”, “marketable securities”, and unencumbered “securities owned” held for liquidity purposes was $827.0 million; notes payable and collateralized borrowings, and notes payable to related parties were $423.0 million; book value per common share was $2.25; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $808.5 million. In comparison, as of December 31, 2012, the Company’s cash position was $420.4 million; notes payable and collateralized borrowings, and notes payable to related parties were $451.4 million; book value per common share was $2.11; and total capital was $506.3 million.

BGC’s cash position increased from year-end 2012 primarily because of the NASDAQ OMX transaction, partially offset by the following items: cash used to pay for taxes and distributions related to the transaction; withholding taxes and distributions paid by BGC on behalf of partners for unit redemptions related to the 32.2 million fully diluted share count reduction; and cash used to redeem or repurchase a net total of another 1.0 million units and shares during the third quarter of 2013.

Fourth Quarter 2013 Outlook Compared with Fourth Quarter 2012 Results

•	The Company expects to generate distributable earnings revenues of between approximately $400 million and $425 million compared with $436.3 million.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $36 million and $44 million versus $35.1 million.

•	BGC Partners anticipates its effective tax rate for distributable earnings to remain unchanged at approximately 14.5 percent.[12]

BGC intends to update its fourth quarter outlook during the third week of December, 2013.

Differences Between Consolidated Results for Distributable Earnings and GAAP

BGC recognized $31.9 million related to the NASDAQ OMX share earn-out for GAAP in the third quarter of 2013, but recorded only $8.0 million of this for distributable earnings. A year earlier, the Company excluded a $2.4 million gain with respect to acquisitions, dispositions and resolutions of litigation from distributable earnings calculations.

Third quarter 2013 and third quarter 2012 GAAP revenues were reduced by $2.7 million and $3.0 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in revenues for distributable earnings.

Third quarter 2013 and third quarter 2012 Real Estate Services brokerage revenues for distributable earnings include the collection of $2.2 million and $4.8 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Third quarter 2013 and third quarter 2012 consolidated compensation and employee benefits for distributable earnings also include charges of $0.9 million and $2.2 million, respectively, in related compensation expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between third quarter 2013 compensation and employee benefits as calculated for GAAP and distributable earnings primarily consists of $5.4 million in non-cash charges related to grants of exchangeability to limited partnership units.

The difference between third quarter 2012 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $24.0 million in non-cash charges relating to grants of exchangeability to limited partnership units.

BGC’s calculation of pre-tax distributable earnings for the third quarter of 2013 excluded the following non-compensation GAAP items: $1.5 million in other non-cash, non-dilutive, and non-economic charges mainly related to a long-term real estate lease obligation, and approximately $0.2 million in other charges with respect to acquisitions, dispositions and resolutions of litigation.

[12]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the fourth quarter of 2013, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.2 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be 39.9 million, all based on distributable earnings.

The difference between non-compensation expenses in the third quarter of 2012 as calculated for GAAP and distributable earnings was due largely to a $10.5 million non-cash charge relating to the donation of equity with respect to BGC’s 2012 annual charity day. This amount was recorded in “other expenses” but is expected to be offset by a contribution to additional paid-in capital for GAAP purposes. The difference between non-compensation expenses in the third quarter of 2012 as calculated for GAAP and distributable earnings was also due to $3.7 million in non-cash charges related to acquired Newmark Grubb Knight Frank receivables and $1.8 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation.

Conference Call and Investor Presentation

The Company will host a conference call today, October 31, 2013, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues will be accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at http://ir.bgcpartners.com. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date – Start Time:	10/31/2013 10:00 AM EST
U.S. Dial In:	866-515-2913
International Dial In:	(+1) 617-399-5127
Participant Passcode:	80845498

REPLAY:
Available From – To:	10/31/2013 12:00 PM – 11/7/2013 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	(+1) 617-801-6888
Passcode:	84435184

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in this document entitled

“Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings)”.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through the NGKF brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Certain numbers in the tables throughout this document may not add up due to rounding. Excel versions of the financial tables, which may include additional periods, are available in the HTML version of this release at www.http://ir.bgcpartners.com.

BGC Media Contacts:

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987

###

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	September 30,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$757,949	$388,409
Cash segregated under regulatory requirements	8,562	3,392
Securities owned	32,153	32,003
Securities borrowed	70,440	—
Marketable securities	36,935	—
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,192,754	297,688
Accrued commissions receivable, net	268,634	222,299
Loans, forgivable loans and other receivables from employees and partners, net	127,390	220,098
Fixed assets, net	131,263	141,109
Investments	19,436	25,556
Goodwill	163,702	164,874
Other intangible assets, net	19,379	20,320
Receivables from related parties	1,255	21,655
Other assets	118,195	101,536

Total assets	$2,948,047	$1,638,939

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$182,546	$125,793
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	1,189,500	254,289
Payables to related parties	31,958	40,700
Accounts payable, accrued and other liabilities	312,557	260,462
Notes payable and collateralized borrowings	272,990	301,444
Notes payable to related parties	150,000	150,000

Total liabilities	2,139,551	1,132,688
Redeemable partnership interest	77,835	78,839
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 197,924 and 141,955 shares issued at September 30, 2013 and December 31, 2012, respectively; and 178,883 and 123,914 shares outstanding at September 30, 2013 and December 31, 2012, respectively	1,980	1,419
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at September 30, 2013 and December 31, 2012, convertible into Class A common stock	348	348
Additional paid-in capital	729,184	575,381
Contingent Class A common stock	15,791	18,868
Treasury stock, at cost: 19,041 and 18,041 shares of Class A common stock at September 30, 2013 and December 31, 2012, respectively	(114,397)	(110,090)
Retained deficit	(146,218)	(147,452)
Accumulated other comprehensive loss	(5,462)	(4,182)

Total stockholders’ equity	481,226	334,292
Noncontrolling interest in subsidiaries	249,435	93,120

Total equity	730,661	427,412

Total liabilities, redeemable partnership interest, and equity	$2,948,047	$1,638,939

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues:
Commissions	$283,293	$302,874	$906,829	$882,659
Principal transactions	67,785	76,417	241,131	259,848

Total brokerage revenues	351,078	379,291	1,147,960	1,142,507
Real estate management services	40,447	39,672	119,608	81,563
Fees from related parties	8,071	13,102	33,461	39,143
Market data	1,178	4,166	8,946	13,120
Software solutions	444	2,485	5,540	7,421
Interest income	1,563	1,397	4,762	5,135
Other revenues	33,269	3,199	35,274	4,030
Gain on divestiture	—	—	723,147	—
Losses on equity investments	(2,705)	(2,995)	(7,217)	(8,103)

Total revenues	433,345	440,317	2,071,481	1,284,816
Expenses:
Compensation and employee benefits	264,018	288,669	1,319,089	843,567
Allocations of net income to limited partnership units and founding/working partner units	4,989	56	58,511	7,945

Total compensation and employee benefits	269,007	288,725	1,377,600	851,512
Occupancy and equipment	37,908	40,010	114,475	115,331
Fees to related parties	2,022	2,837	7,151	9,525
Professional and consulting fees	11,772	18,062	38,080	56,896
Communications	22,451	22,863	69,547	66,223
Selling and promotion	19,839	22,153	63,393	65,112
Commissions and floor brokerage	5,075	5,675	17,243	17,188
Interest expense	9,164	9,758	28,853	24,894
Other expenses	13,444	26,622	90,528	51,161

Total non-compensation expenses	121,675	147,980	429,270	406,330

Total expenses	390,682	436,705	1,806,870	1,257,842
Income from operations before income taxes	42,663	3,612	264,611	26,974
Provision for income taxes	10,675	2,623	92,481	9,895

Consolidated net income	$31,988	$989	$172,130	$17,079

Less: Net income attributable to noncontrolling interest in subsidiaries	6,662	1,440	105,340	7,383

Net income (loss) available to common stockholders	$25,326	$(451)	$66,790	$9,696

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$25,326	$(451)	$66,790	$9,696

Basic earnings per share	$0.12	$0.00	$0.36	$0.07

Basic weighted-average shares of common stock outstanding	219,174	146,703	184,924	141,104

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$40,600	$(451)	$128,916	$18,844

Fully diluted earnings per share	$0.11	$0.00	$0.35	$0.07

Fully diluted weighted-average shares of common stock outstanding	355,167	146,703	363,148	275,159

Dividends declared per share of common stock	$0.12	$0.17	$0.36	$0.51

Dividends declared and paid per share of common stock	$0.12	$0.17	$0.36	$0.51

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q3 2013	Q3 2012
Revenues:
Brokerage revenues:
Rates	$109,110	$131,359
Credit	54,410	67,926
Equities and other asset classes	34,861	34,544
Foreign exchange	47,393	48,910
Real estate (a)	107,530	101,322

Total brokerage revenues	353,305	384,062
Market data and software solutions	1,622	6,651
Real estate management services	40,447	39,672
Fees from related parties, interest and other revenues (b)	19,007	15,300

Total revenues	414,381	445,686

Expenses:
Compensation and employee benefits (c)	256,996	266,726
Other expenses (d)	119,975	132,218

Total expenses	376,971	398,944

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	37,410	46,742
Noncontrolling interest in subsidiaries (e)	965	1,411
Provision for income taxes	5,424	6,778

Post-tax distributable earnings to fully diluted shareholders	$31,021	$38,553

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.12	$0.16

Fully diluted post-tax distributable earnings per share (f)	$0.10	$0.13

Fully diluted weighted-average shares of common stock outstanding	355,167	325,740
Total revenues	$414,381	$445,686
Total compensation expense	$256,996	$266,726
Compensation expense as a percent of revenues	62.0%	59.8%
Non-compensation expense as a percent of revenues	29.0%	29.7%
Pre-tax distributable earnings margins (on distributable earnings revenues)	9.0%	10.5%
Post-tax distributable earnings margins (on distributable earnings revenues)	7.5%	8.7%
Effective tax rate	14.5%	14.5%

Notes and Assumptions

(a)	Real estate brokerage revenue includes revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q3 2013 includes $8 million of earn-out revenue associated with the NASDAQ OMX transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units, issuance of restricted shares and compensation related partnership loans; allocations of net income to founding/working partner units and limited partnership units; and dividend equivalents paid to restricted stock unit holders. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), Epsilon and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2013 and 2012 include an additional 39.9 million and 39.4 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure—2013Q3 vs 2012Q3

($ in thousands)

(unaudited)

2013 Q3

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$256,711	$148,064	$9,606	$414,381	$18,964	$433,345
Total expenses	227,023	132,551	17,397	376,971	13,711	390,682

Pre-tax distributable earnings, before noncontrolling interests and taxes (1) (2)	$29,688	$15,513	$(7,791)	$37,410	$5,253	$42,663

Pre-tax margin	11.6%	10.5%	NMF	9.0%

2012 Q3

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$292,592	$141,063	$12,031	$445,686	$(5,369)	$440,317
Total expenses	248,350	124,933	25,661	398,944	37,761	436,705

Pre-tax distributable earnings, before noncontrolling interests and taxes (2)	$44,242	$16,130	$(13,630)	$46,742	$(43,130)	$3,612

Pre-tax margin	15.1%	11.4%	NMF	10.5%

(1)	For the three months ended September 30, 2013, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $8.0 million related to the earn-out portion of the NASDAQ OMX transaction consideration.
(2)	For the three months ended September 30, 2013 and 2012, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $1.9 million and $6.3 million, respectively, related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q3 2013	Q3 2012
GAAP income from continuing operations before income taxes	$42,663	$3,612
Allocations of net income to limited partnership units and founding/working partner units	4,989	56

Pro forma pre-tax operating income available to fully diluted shareholders	47,652	3,668
Pre-tax adjustments:
Dividend equivalents to RSUs	—	68
Non-cash losses related to equity investments, net	2,705	2,995
Real Estate purchased revenue, net of compensation and other expense (a)	1,915	6,299
Grant of exchangeability to limited partnership units	5,376	24,032
NASDAQ OMX earn-out revenue (b)	(23,896)	—
Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items	3,658	9,680

Total pre-tax adjustments	(10,242)	43,073
Pre-tax distributable earnings	$37,410	$46,742

GAAP net income (loss) available to common stockholders	$25,326	$(451)
Allocation of net income to founding/working partner units	2,208	14
Allocation of net income to limited partnership units	2,781	42
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	5,697	29

Pro forma net income (loss) for fully diluted shares	$36,012	$(365)
Total pre-tax adjustments (from above)	(10,242)	43,073
Income tax adjustment to reflect effective tax rate	5,251	(4,155)

Post-tax distributable earnings	$31,021	$38,553

Pre-tax distributable earnings per share (c)	$0.12	$0.16

Post-tax distributable earnings per share (c)	$0.10	$0.13

Fully diluted weighted-average shares of common stock outstanding	355,167	325,740

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the third quarter of 2013 excludes $23.9 million of the earn-out revenue associated with the NASDAQ OMX transaction. BGC recognized $31.9 million for GAAP and $8.0 million for distributable earnings for the quarter ended September 30, 2013.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. On July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended September 30, 2013 and 2012 include an additional 39.9 million and 39.4 million shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q3 2013	Q3 2012
GAAP Income from continuing operations before income taxes	$42,663	$3,612
Add back:
Employee loan amortization	7,744	9,716
Interest expense	9,164	9,758
Fixed asset depreciation and intangible asset amortization	10,666	13,502
Impairment of fixed assets	410	93
Exchangeability charges (1)	5,376	24,031
Losses on equity investments	2,705	2,995

Adjusted EBITDA	$78,728	$63,707	(2)

Pre-tax distributable earnings	$37,410	$46,742

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units.
(2)	Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q3 2013	Q3 2012
GAAP Revenue	$433,345	$440,317
Adjustments:
Refco recovery	—	(2,397)
Non-cash losses related to equity investments	2,705	2,995
Real Estate purchased revenue	2,227	4,771
NASDAQ OMX Earn-out Revenue (1)	(23,896)	—

Distributable Earnings Revenue	$414,381	$445,686

(1)	$31.9 million earned in Q3 2013 for GAAP and $8.0 million recognized for distributable earnings.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

				% Change	% Change
	3Q12	2Q13	3Q13	3Q13 vs. 2Q13	3Q13 vs. 3Q12
Notional Volume (in $US billions)
Fully Electronic Rates*	10,340	12,678	775	(93.9%)	(92.5%)
eSpeed	9,589	12,001	—	(100.0%)	(100.0%)
Fully Electronic Rates excluding eSpeed	751	678	775	14.4%	3.2%
Fully Electronic FX**	948	1,603	1,292	(19.4%)	36.3%
Fully Electronic Credit**	289	135	100	(26.2%)	(65.5%)
Fully Electronic Equities & Other**	0	0	0	(30.1%)	280.5%

Total Fully Electronic Volume excluding eSpeed	1,988	2,416	2,167	(10.3%)	9.0%
Total Fully Electronic Volume	11,577	14,417	2,167	(85.0%)	(81.3%)
HYBRID***
Total Hybrid Volume	37,939	36,464	36,837	1.0%	(2.9%)

Total Hybrid & Fully Electronic Volume excluding eSpeed	39,927	38,880	39,004	0.3%	(2.3%)
Total Hybrid & Fully Electronic Volume	49,516	50,881	39,004	(23.3%)	(21.2%)

Transaction Count
Fully Electronic Rates*	3,739,815	5,144,265	44,996	(99.1%)	(98.8%)
eSpeed	3,702,682	5,095,095	—	(100.0%)	(100.0%)
Fully Electronic Rates excluding eSpeed	37,133	49,170	44,996	(8.5%)	21.2%
Fully Electronic FX**	705,325	1,345,001	1,094,965	(18.6%)	55.2%
Fully Electronic Credit**	15,120	11,764	10,505	(10.7%)	(30.5%)
Fully Electronic Equities & Other**	12	78	55	(29.5%)	358.3%

Total Fully Electronic Transactions excluding eSpeed	757,590	1,406,013	1,150,521	(18.2%)	51.9%
Total Fully Electronic Transactions	4,460,272	6,501,108	1,150,521	(82.3%)	(74.2%)
HYBRID
Total Hybrid Transactions	677,978	716,967	220,636	(69.2%)	(67.5%)

Total Hybrid and Fully Electronic Transactions excluding eSpeed	1,435,568	2,122,980	1,371,157	(35.4%)	(4.5%)
Total Hybrid and Fully Electronic Transactions	5,138,250	7,218,075	1,371,157	(81.0%)	(73.3%)

Trading Days	63	64	64

* Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
** Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives , and Equity-Related Products.
*** Defined as volume from Hybrid transactions conducted by BGC Brokers, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:
Global Interest Rate Futures Volume (1)
CBOT—US Treasury Contracts	127,549,392	199,682,136	149,745,547	(25.0%)	17.4%
CME—Euro $ Contracts	99,557,110	150,890,912	131,442,432	(12.9%)	32.0%
EUREX—Bund Contracts	44,753,844	52,815,062	44,296,934	(16.1%)	(1.0%)
Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	30,536	32,094	32,049	(0.1%)	5.0%
Average Daily UST Volume	485	501	501	(0.1%)	3.3%
CME FX Futures Volume (3)	53,299,000	66,698,000	50,644,000	(24.1%)	(5.0%)
CLS FX Avg Daily Values—in millions (4)	5,077,333	5,500,000	5,109,333	(7.1%)	0.6%
CLS FX Avg Daily Volumes (4)	993,252	1,299,121	1,058,110	(18.6%)	6.5%
TOTAL US EQUITY —Volume (shares traded)—in millions (5)	378,819	424,728	370,191	(12.8%)	(2.3%)
Transaction Value—in millions	12,222	15,274	13,351	(12.6%)	9.2%
Total Industry Equity Option Volume (6)	870,150,430	1,054,898,740	872,105,422	(17.3%)	0.2%
Euronext Equity Derivatives (7)	100,802	95,732	70,311	(26.6%)	(30.2%)
TRACE All Bond Dollar Volume (in millions) (8)
TRACE All Bond Volume	1,030,943	1,298,247	1,100,282	(15.2%)	6.7%
Average Daily All Bond Dollar Volume	16,364	20,285	17,192	(15.2%)	5.1%

Notes: The NASDAQ OMX transaction is expected to lower the above volume figures for “fully electronic rates” in periods following the close of the transaction. To provide a more meaningful comparison, the figures above are shown with and without eSpeed volumes.

Certain numbers in the tables throughout this document may not add up due to rounding.

Sources:

(1)	Futures Industry Association—Monthly Volume Report—(www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html—Federal Reserve Bank
(3)	CME Group—www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	Tapes A, B, & C. Source: Sandler O’Neill
(6)	OCC— www.optionsclearing.com
(7)	Euronext—www.euronext.com
(8)	Bloomberg